EXHIBIT 10.20

Description of Non-Employee Director Compensation

Compensation for non-employee directors of Equifax Inc. (the “Company”) effective January 1, 2010 consists of the following:

•                  a $60,000 annual cash retainer, payable quarterly in arrears, for all non-employee directors; new directors receive a prorated cash retainer in the quarter from the date they were elected;

•                  a $7,500 committee chair annual cash retainer payable quarterly in arrears and prorated for new committee chairs for the quarter from the date they were appointed;

•                  A supplemental annual cash retainer of $7,500 for the Chair of the Audit Committee, and $2,500 for the Chair of the Compensation, Human Resources & Management Succession Committee;

•                  following each annual meeting of shareholders of the Company, continuing directors will receive a grant of Company common stock, in the form of restricted stock units (“RSUs”) with a market value on the grant date of $125,000.  These grants vest over a period of one year, subject to accelerated vesting in certain events; and

•                  upon first being elected a director of the Company, a director will receive a one-time initial grant of RSUs  vesting over a three-year period, with a grant date market value of $175,000. These grants vest over a period of three years, subject to accelerated vesting in certain events.

Cash retainers and equity awards may be deferred under the applicable Director deferred compensation plan.

The Board of Directors has a policy on stock ownership that requires each non-employee director to beneficially own common stock of the Company having a value which is at least four times the annual cash retainer fee, no later than the fourth anniversary of the annual meeting at which the director was first elected to the Board.